Exhibit 10.10

TRAVERS SMITH

10 Snow Hill London EC1A 2AL

+44 (0)20 7295 3000 | www.traverssmith.com

Dated 1st April 2018

(1)  ASHTEAD GROUP PUBLIC LIMITED COMPANY

(2)  MICHAEL RICHARD PRATT

Service Agreement

THIS AGREEMENT is made on 1st April 2018

Between:

(1)	ASHTEAD GROUP PUBLIC LIMITED COMPANY (registered number 01807982) whose registered office is at 100 Cheapside, London, EC2V 6DT (the “Company”); and

(2)	MICHAEL RICHARD PRATT of (the “Executive”).

It is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions shall have the following meanings:

Act the Employment Rights Act 1996.

Effective Date 1 April 2018.

EU MAR the EU Market Abuse Regulation (596/2014/EU).

FCA the Financial Conduct Authority and any other body which may succeed it.

Financial Year the meaning ascribed to it in section 390 of the Companies Act 2006.

FS Rules the FCA’s Listing, Prospectus, Disclosure Guidance and Transparency Rules, the Listing Rules and Admission to Trading Rules of the LSE including their respective glossaries and any rules, guidance and evidential provisions of any successor body to the FCA.

FSMA the Financial Services and Markets Act 2000 and any statutory instruments, regulations, rules or guidance made under it.

Group Company (a) any undertaking (other than the Company) which from time to time is the Company’s subsidiary undertaking or its parent undertaking or which is a subsidiary undertaking of any such parent undertaking; and (b) any other undertaking:

(i)	in which the Company or any of the above from time to time holds directly or indirectly; or

(ii)	which from time to time holds in the Company or any of the above directly or indirectly

20% or more of the issued share capital or voting rights.

In this Agreement, the words “subsidiary undertaking” and “parent undertaking” shall have the meanings attributed to them by the Companies Act 2006.

LSE the London Stock Exchange.

Pension Scheme such pension scheme as may be established or nominated by the Company from time to time.

Remuneration Committee the committee of non-executive directors as appointed by the Board from time to time for the purposes of determining the Company’s policy on executive remuneration.

Share Dealing Code the Ashtead Group Share Dealing Code adopted from time to time by the Company.

Term the period of the Executive’s employment hereunder.

Termination Date the date on which the employment of the Executive under this Agreement shall terminate for whatever reason.

UK Listing Authority the FCA acting in its capacity as competent authority for the purposes of Part VI of FSMA,

and derivative expressions shall be construed accordingly.

1.2	Words and phrases which are not defined in this Agreement but which are defined in the Companies Act 2006, the Insolvency Act 1986, FSMA or the FS Rules shall be construed as having those meanings.

1.3

References to any statute, statutory instrument or any statutory provision shall be construed as references to the statute, statutory instrument or statutory provision as in force at the date of this Agreement and as subsequently re-enacted, consolidated or amended and shall include references to any statute, statutory instrument or any statutory provision of which it is a re-enactment, consolidation or amendment.

1.4	The Schedules to this Agreement are an integral part of this Agreement and references to this Agreement shall include reference thereto.

1.5	The headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

2.	APPOINTMENT AND TERM

2.1

The Company shall employ the Executive and the Executive shall serve the Company as Finance Director or in such other capacity of a like status as the Board shall reasonably require on the terms set out in this Agreement.

2.2

The Executive’s employment under this Agreement shall commence on the Effective Date and shall continue (subject to the provisions of this Agreement) until terminated by either party giving to the other not less than 12 months’ previous notice in writing.

2.3

For the purposes of the Act the Executive’s previous employment with the Company counts as part of the Executive’s continuous employment with the Company and the Executive’s continuous employment accordingly began on 24 October 2003.

2.4

The Executive represents to the Company that he is entitled to enter into this Agreement and to implement and carry out its terms and that by so doing he shall not be in breach of any obligation (contractual or otherwise) to any third party which would entitle that third party to damages or any other remedy at law.

3.	DUTIES

3.1

The Executive shall, in a competent manner to the best of his ability, perform the duties and exercise the powers which from time to time may be assigned to him or vested in him by the Board and shall devote the whole of his time, ability and attention to his duties under this Agreement during normal office hours and at such other times as may be reasonably required for the proper performance of his duties. The Executive shall use his utmost endeavours to promote the interests of the Company and any Group Company including, without limitation, disclosing to the Company any business opportunity that he becomes aware of which falls within the scope of the Company’s or any Group Company’s business. The Executive shall at all times abide by any statutory, fiduciary or common law duty which he owes to the Company or any Group Company. The Executive will be responsible (collectively with all other directors and individually) for the Company’s compliance with the FS Rules and with EU MAR.

3.2

The Board shall be entitled at any time to require the Executive to perform services not only for the Company but also for any Group Company including, if so required, acting as a director of any Group Company without any entitlement to additional remuneration arising.

3.3

The Executive shall at all times keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and any Group Company and provide such explanations of his conduct as the Board may require.

3.4

The Executive shall promptly disclose to the Board any misconduct or breach of duty on his part and any information that comes into his possession which adversely affects or may adversely affect the Company or any Group Company or the business of the Company or any Group Company including, but not limited to:

3.4.1	the plans of the Executive or any other senior employee to leave the Company or any Group Company (whether alone or in concert with any other employee);

3.4.2

the plans of the Executive or any other senior employee (whether alone or in concert with any other employee) to join a competitor or to establish a business in competition with the Company or any Group Company;

3.4.3	the misuse by the Executive or any employee of any confidential information belonging to the Company or any Group Company; or

3.4.4	the conduct of the Executive or any employee, agent or service provider which constitutes bribery within the meaning of the Bribery Act 2010.

3.5

Notwithstanding the provisions of clause 3.1 the Board may, at any time, following the giving of notice by either party to terminate this Agreement for the unexpired period of notice, or for a reasonable period in order to investigate a complaint against the Executive, cease to provide work for the Executive, or require him to perform only such duties, specific projects or tasks expressly assigned by the Company, in which event during such period the other provisions of this Agreement, including those relating to the Executive’s remuneration, shall continue to have full force and effect but the Executive shall not be entitled to access to any premises of the Company or any Group Company. During such period, the Board shall be entitled at any time to appoint a further executive, director or employee having responsibilities similar to those of the Executive to act jointly with the Executive and in that event the Executive shall perform his duties and exercise his powers in a manner which shall be consistent with such appointment. During such period, the Executive shall:

3.5.1

if requested by the Company, refrain from contacting employees, customers and professional contacts of the Company or any Group Company except where such employees, customers or professional contacts are personal friends of the Executive and he is contacting them in a personal capacity; and

3.5.2	comply with any requests by the Company in relation to managing, updating or refraining from updating any social media account held by the Executive containing professional contacts; and

3.5.3	if requested by the Company, cease to be an authorised signatory of the Company or hold a Power of Attorney for the Company; and

3.5.4

if requested by the Company, take holiday which has accrued up to the commencement of such period, or which accrues during such period, during the period on such day or days as the Company may specify. No contractual holiday entitlement shall accrue during the period itself but, for the avoidance of doubt, the Executive’s entitlement to annual leave pursuant to Regulation 13 of the Working Time Regulations 1998 shall continue to accrue; and

3.5.5	not make any public statements in relation to the Company or any Group Company or any of its or their officers or employees; and

3.5.6	continue to be bound by the express and implied duties of his employment, including, without limitation, by the duty of fidelity and good faith owed to the Company and by the provisions of clause 4.

3.6

Subject always to clause 4, during the Term the Executive shall not without the prior written consent of the Board engage in any activities, public office or other occupation outside his employment which may detract from the proper and timely performance of his duties under this Agreement.

3.7	The Executive’s principal place of work shall be at 100 Cheapside, London, EC2V 6DT or such other location in the United Kingdom as may be required by the Board from time to time and he shall undertake any travel (within the United Kingdom, United States or abroad) as may be necessary for the proper performance of his duties. The Executive may be required to work at other locations within the United Kingdom, United States or abroad on a temporary basis. There are no additional terms which apply where the Executive is required to work outside the UK for a period of more than one month. The Company reserves the right to issue terms relating to the Executive’s work outside the UK, and any such terms will be notified to the Executive separately.

3.8	The Executive shall be bound by the provisions of Schedule 2.

4.	CONFLICTS OF INTEREST AND SHARE DEALINGS

4.1

During the Term, the Executive shall not whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of the Company or any Group Company or otherwise with the prior consent in writing of the Board) be, or make preparations to be, engaged, concerned or interested in any other business, activity or undertaking which is or will be or is likely to be in competition with any business carried on by the Company or any Group Company Provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust or shares in an open ended investment company and up to one per cent. of the issued shares, debentures or other securities of any class of any company whose shares are listed on a recognised investment exchange, a recognised overseas investment exchange, or a designated investment exchange as recorded on the Financial Services Register by the Financial Conduct Authority from time to time, or any such other exchange as may be specified by the Board from time to time.

4.2

The Executive shall not during his employment introduce to or plan or attempt to introduce to any other person, firm, company or organisation, business of any kind with which the Company, or any Group Company for which he has performed services under this agreement, is able to deal, and he shall not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company, or any Group Company for which he has performed services under this Agreement, with any third party, without first disclosing such interest or benefit to the Board and obtaining its written approval.

4.3	The Executive undertakes at all times to comply with the Share Dealing Code.

4.4	The Executive shall comply at all times with any policy adopted from time to time by the Company in respect of inside information.

4.5

The Executive shall at all times comply with the Company’s Code of Conduct and any measures adopted by the Company from time to time for the prevention of bribery and corruption, and/or the criminal facilitation of tax evasion and shall use all reasonable endeavours to ensure that no person acting on behalf of the Company commits any act of bribery within the meaning of the Bribery Act 2010 or criminally facilitates tax evasion within the meaning of the Criminal Finances Act 2017.

5.	SALARY AND BONUS

5.1

The Executive shall receive a fixed annual salary of £450,000 which shall accrue from day to day and be payable by equal monthly instalments in arrear on or before the last day of each calendar month or such salary as may be agreed and confirmed to the Executive in writing by the Remuneration Committee in its sole discretion from time to time on annual review, without any obligation to increase the same.

5.2

The Executive shall be entitled to participate in the Company’s discretionary Deferred Bonus Plan (the “Bonus Plan”) subject to the rules of the Bonus Plan from time to time. The Remuneration Committee reserves the right to amend the terms of the Bonus Plan in its sole discretion from time to time. Any sum payable under the Bonus Plan in respect of the year in which the Executive’s employment commences shall bear the same proportion to the bonus as would have been payable had the Executive been employed throughout the Financial Year as the period from the commencement of his employment to the end of such Financial Year bears to the whole of such Financial Year. If the Executive’s employment shall terminate or if the Executive serves or receives notice under clause 2.2 during the currency of any Financial Year the Executive shall not be entitled to receive any bonus under the Bonus Plan in respect of that Financial Year unless otherwise decided by the Board in its absolute discretion.

5.3

The Executive shall be eligible to participate in the Company’s Performance Share Plan (the “Share Plan”), subject to the rules of the plan from time to time. Details of the Share Plan will be supplied to the Executive separately.

5.4

The Executive shall be required to build and maintain a shareholding in the Company of an amount equal to 200% of base salary over a five year period from the Effective Date in accordance with requirements set by the Remuneration Committee from time to time. The Remuneration Committee may amend or increase this shareholding requirement from time to time in its absolute discretion. The Executive shall not be entitled to sell or purchase additional shares in the Company without the permission of the Chairman of the Company.

5.5	The Executive shall not be entitled to any fees in respect of any directorship of the Company or any Group Company.

5.6

All payments and benefits to which the Executive is entitled under this Agreement are subject to the provisions of the Company’s directors’ remuneration policy in force from time to time and to the relevant provisions of the Companies Act 2006, including where applicable any requirements for approval by the Company’s shareholders. The Company reserves the right to amend, reduce, hold back, defer, claw back or alter the structure of any payment or benefit to which the Executive would otherwise be entitled in order to comply with such provisions or to obtain shareholder approval, or otherwise as provided for in the Company’s directors’ remuneration policy.

6.	CAR

6.1

During the Term, the Company shall provide the Executive with a car of a type as determined by the Remuneration Committee of the Company from time to time. The Executive shall always comply with all regulations laid down by the Company from time to time with respect to company cars.

6.2	The Company shall keep the car taxed and insured, shall bear all maintenance and repair expenses.

6.3

The Executive shall ensure that the car is kept in good condition and fully serviced at such intervals as are recommended by the manufacturer of such model and, if so required, that a current test certificate is in force.

6.4

The Executive shall be entitled to use the car for his own reasonable private use save that the Executive shall not take the car outside the United Kingdom without the prior written consent of the Company.

6.5

The Executive shall at the Company’s expense ensure that the car is at all times fit for use and in such a condition as to comply with all relevant legal requirements from time to time in force. The Executive shall at all times maintain a current full driving licence and shall not do or omit to do anything which would or might make void or prejudice any insurance policy maintained by the Company in respect of the car.

6.6

The Executive undertakes promptly to return the car in good condition together with all its keys, registration papers and any fuel charge cards to the head office for the time being of the Company immediately on the Termination Date.

6.7

If the Executive or any driver of the car, whether authorised or not, shall be convicted of any offence under the Road Traffic Acts or become involved in any accident involving the car, the Executive shall immediately notify the Board and supply such information in connection therewith as the Board may request.

7.	PENSION AND OTHER BENEFITS

7.1	The Company will comply with its obligations in respect of the Executive under the Pensions Act 2008.

7.2

The Company may, at its sole discretion and subject to the Executive satisfying such conditions as the Company may from time to time determine, permit the Executive to exchange the Company’s monthly contribution to the Pension Scheme for a monthly cash payment of 15 per cent. of the Executive’s fixed monthly salary payable from time to time under clause 5.1 (which for the avoidance of doubt excludes any bonus payable under clause 5.2). Any such cash payment will be paid to the Executive in addition to the Executive’s fixed annual salary and will be subject to deductions for tax and national insurance contributions. For the avoidance of doubt, the option to receive a cash alternative is subject always to the Company complying with its legal obligations under the Pensions Act 2008.

7.3

During the Term, the Company shall pay in respect of the Executive, his spouse or civil partner and dependent children up to the age of 18 or whilst they remain in full time education, premiums to a private medical insurance scheme with the level of benefits as the Remuneration Committee shall in its absolute discretion from time to time decide, subject to the insurer accepting the Executive and his spouse or civil partner and children for cover at normal market rates of premium.

7.4

During the Term, the Company shall pay premiums to a permanent health insurance scheme of an amount to provide cover at such level as the Remuneration Committee shall in its absolute discretion from time to time decide, subject to the insurer accepting the Executive for cover at normal market rates of premium.

7.5

During the Term, the Company shall pay premiums to a life assurance scheme selected by the Company, for the Executive, to provide cover equivalent to four times the Executive’s basic salary under clause 5.1, subject to any statutory or other regulatory limit applicable to such premium and subject to the insurer accepting the Executive for cover at normal market rates of premium.

7.6

Any benefits available under clauses 7.3 and 7.4 and 7.5 above are subject to the rules of the relevant scheme from time to time in force. The Company reserves the right to substitute another provider of any of the benefits available under clauses 7.3 and 7.4 and 7.5 or alter the benefits available to the Executive at any time. No liability shall accrue to the Company in the event that insurance cover under clauses 7.3 or 7.4 or 7.5 is refused by the provider or any conditions or limitations to the benefit are applied by the provider. The Company’s sole obligations in respect of the insurance benefits referred to under clauses 7.3 and 7.4 and 7.5 are to pay the premium from time to time required by the provider and to pay to the Executive such sums (if any) as may from time to time be received by the Company from the provider in respect of any claim made by the Executive under the scheme, and, for the avoidance of doubt, the Company shall be under no obligation to take any action to enforce the terms of any insurance or otherwise to procure the benefit of any insurance for the Executive.

8.	HOLIDAYS

8.1

The Executive shall, subject to this clause 8, be entitled (in addition to the usual public and bank holidays in England and Wales) to 30 days’ holiday on full salary in every holiday year to be taken at such reasonable time or times as the Board shall approve Provided that the Board may require the Executive to take his outstanding holiday entitlement in any holiday year during any notice period under clause 2.2. The Company’s holiday year runs from 1 January to 31 December.

8.2

For the holiday year in which the Executive’s employment commences the Executive shall be entitled to his annual holiday entitlement calculated on a pro rata basis. Upon termination of the Executive’s employment the Executive shall either be entitled to salary in lieu of any outstanding pro rata holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of his pro rata holiday entitlement, such payment to be calculated on the basis of 1/260th of the fixed annual salary payable to the Executive pursuant to clause 5.1 for each day of outstanding or excess holiday entitlement as appropriate.

8.3

If this Agreement is terminated under clause 12.5, clause 8.2 continues to apply save that the Executive will be entitled to such sum as the Remuneration Committee may in its absolute discretion decide in lieu of holiday not taken at the Termination Date.

9.	HOURS OF WORK

The Executive shall, unless prevented by ill health and except during holiday taken in accordance with clause 8, devote the whole of his time, ability and attention to his duties under this Agreement. The normal business hours of the Company are from 9.00am to 5.30pm Monday to Friday inclusive (with a one-hour break for lunch). In addition to the normal business hours of the Company, the Executive shall be required to work (without any additional remuneration) such hours as may be necessary for the proper performance of his duties.

10.	INCAPACITY

10.1

The Executive shall from time to time at the request of the Board and expense of the Company submit to medical examinations and tests by a medical practitioner nominated by the Board, the results of which shall, subject to the provisions of the Access to Medical Reports Act 1988 (as applicable), be disclosed to the Company.

10.2

lf the Executive is absent from and unable to perform his duties as a result of his incapacity for a period of seven days or more he will at the request of the Board produce medical certificates to the Company in respect of his absence and shall keep the Company informed of the progress of and material developments in relation to such incapacity.

10.3

Subject to clauses 10.4 and 10.5, if the Executive shall be absent from and unable properly to perform his duties owing to his incapacity, the Executive shall be entitled to full salary and benefits excluding any bonus during the first 26 weeks of such absence in respect of any period of absence of not more than 26 weeks (whether consecutive or not) in any period of 12 consecutive months. Continuation (if any) of salary and/or benefits in respect of any further period of absence shall be at the discretion of the Remuneration Committee.

10.4	The Company at all times reserves the right to withhold, discontinue or request repayment of any contractual sick pay if:

10.4.1	it is satisfied that there has been any abuse of the sick pay arrangements or misrepresentation of the reasons for the Executive’s absence;

10.4.2	an injury from an accident at work was caused by the Executive’s misconduct at work;

10.4.3	in the opinion of a doctor nominated by the Company, the Executive is well enough to work; or

10.4.4	the Executive acts in a manner likely to delay his recovery.

10.5

The Executive’s entitlement under clause 10.3 shall cease if at any time during the said period of six months the Executive becomes eligible to receive benefits under any permanent health insurance scheme referred to in clause 7.4 or any other such scheme in respect of which the Company or any Group Company pays or has paid premiums on behalf of the Executive, in which case the Company shall have no further obligation to the Executive under this clause.

10.6

If the Executive is absent due to illness for more than three months, the Board shall be entitled at any time thereafter to appoint a further executive director or employee to perform the Executive’s duties and to exercise his powers.

10.7

The Company shall pay the Executive all sums payable by way of statutory sick pay in accordance with the legislation in force at the time of absence and any remuneration paid under clause 10.3 shall be deemed to be inclusive of statutory sick pay.

10.8

The Executive shall promptly inform the Board if his inability to perform his duties results from incapacity caused by a third party and for which compensation is or may be recoverable by or on behalf of the Executive. In that event, any payments made under clause 10.3 in excess of statutory sick pay shall be treated as being made to the Executive by way of loan and shall be recoverable by the Company. The Executive shall keep the Board regularly informed of the progress of any action which he takes against such third party, provide such information as the Board may from time to time reasonably require and shall immediately notify the Board in writing of any compromise, settlement, award or judgment in connection with the claim. At the Board’s request, the Executive shall refund to the Company the lesser of the amount recovered by him and the aggregate cost of payments and benefits provided under clause 10.3 in respect of such period of absence. Any such payment under this clause shall be subject to the maximum aggregate sum permitted to be lent by the Company to the Executive without shareholder approval under the restrictions contained in the Companies Act 2006 relating to loans made to directors.

11.	EXPENSES AND INSURANCE

11.1

The Executive shall be entitled to be reimbursed all reasonable out-of-pocket expenses (including hotel, travelling and entertainment expenses but excluding any car parking fines or road traffic offence fines) reasonably incurred by him in the proper performance of his duties, subject to the production of such receipts or other evidence as the Board may reasonably require.

11.2

The Company has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of the Executive’s appointment. A copy of the policy document can be supplied on request.

12.	TERMINATION

12.1

The Company shall at all times be entitled to terminate this Agreement pursuant to clause 2.2, 12.2 or 12.5 or exercise its rights under clause 3.5, notwithstanding that such termination or suspension may prejudice the Executive’s eligibility for or entitlement to receive benefits under any permanent health insurance scheme referred to in clause 7.4 or any other such scheme in respect of which the Company or any Group Company pays or has paid premiums for the Executive or to sick pay referred to in clause 10.3 or any bonus, share option, commission, carried interest or other incentive plan or scheme in which the Executive may from time to time participate or be a member or be eligible to participate or become a member.

12.2

The Company may, at its sole and absolute discretion, terminate the Executive’s employment forthwith at any time by serving a notice under this clause stating that this Agreement is being terminated in accordance with this clause 12.2 and undertaking to pay to the Executive within 14 days a sum equivalent to salary in lieu of the lesser of either any required period of notice or unexpired part thereof (subject to tax and national insurance) together with any accrued holiday entitlement pursuant to clause 8.2.

12.3

Where the Company terminates this Agreement otherwise than in accordance with clause 2.2 or 12.2 (subject always to clause 12.5), the Executive’s sole remedy shall be a claim in damages which shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss, and the Executive shall not be entitled to enforce the payment referred to in clause 12.2 as a contractual debt nor as liquidated damages.

12.4

Whether or not the Company has served a notice under clause 12.2 the Executive shall not be entitled to receive any payment under clause 12.2 if the Company would have been entitled to terminate the Executive’s employment without notice under clause 12.5 and the Executive shall immediately repay to the Company on demand any payments he has already received under clause 12.2 which shall be recoverable by the Company as a debt (exercise of this remedy shall be without prejudice to any other rights or remedies which the Company may have against the Executive).

12.5

Notwithstanding the provisions of clauses 12.1 and 12.2, the Company shall be entitled, by notifying the Executive in writing, to terminate this Agreement and the Executive’s employment forthwith without any payment by way of compensation, damages, payment in lieu of notice or otherwise if the Executive shall:

12.5.1	commit any act of serious misconduct; or

12.5.2

commit any material or persistent breach of any of the terms or conditions of this Agreement including any wilful neglect or refusal to carry out any of his duties or to comply with any lawful instruction given to him by the Board; or

12.5.3	have a bankruptcy order made against him or compound with or enter into any voluntary arrangements with his creditors; or

12.5.4	be charged with or convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment cannot be imposed); or

12.5.5

commit any act which constitutes an offence by the Executive or the Company under the Bribery Act 2010, whether done for the Company’s benefit or not, or commit any act which constitutes a “UK tax evasion offence”, “UK tax evasion facilitation offence”, “foreign tax evasion offence” or “foreign tax evasion facilitation offence” as defined in the Criminal Finances Act 2017; or

12.5.6

be disqualified from holding office in the Company or any other company under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986 or be disqualified or disbarred from membership of, or be subject to any serious disciplinary sanction by, any professional or other body, which undermines the confidence of the Board in the Executive’s continued employment with the Company; or

12.5.7	act in any way which may in the reasonable opinion of the Board bring the Company or any Group Company into disrepute or discredit, or prejudice the interests of the Company or any Group Company; or

12.5.8

fail to comply in any material respect with any policy of the Company or any Group Company which has been communicated to him including without limitation any policy in respect of dealing in shares, inside information, anti-bribery and corruption, equal opportunities and harassment, data protection and use of email and the internet; or

12.5.9	cease by reason of his own act or default to be a director of the Company; or

12.5.10

enter into any transaction or behave in any other way which constitutes an offence for the purposes of Part V of the Criminal Justice Act 1993 or which constitutes market abuse for the purposes of EU MAR; or

12.5.11	commit any material breach of his duties as a director under Part 10 of the Companies Act 2006 in which event, for the purposes of this Agreement, the Termination Date shall be the date of the written notice terminating the Executive’s employment.

12.6	The Executive shall resign without any payment by way of compensation, damages, payment in lieu of notice or otherwise from the Board and the boards of any Group Company of which he is director;

12.6.1

if at any time during the Term the Executive is prevented from performing his duties whether through incapacity or because the Company has exercised its rights under clause 3.5 (save that where the Company has exercised its rights under clause 3.5 to suspend the Executive to investigate a complaint against him in circumstances where the Company considers that the suspension will be for a period of less than one week (as determined by the Company, acting reasonably) this clause 12.6.1 shall not apply) or otherwise howsoever and the Company requires the Executive to resign; and in any event

12.6.2	on the Termination Date.

12.7

With a view to ensuring that his departure can be arranged with the minimum of inconvenience and disruption to the business of the Company and the Group Companies and its or their relationship with third parties and other employees, the Executive undertakes not, without the prior approval of the Board, to inform any such third parties or such employees about the proposed cessation of his employment hereunder.

12.8	The Executive shall, at the time of signing this Agreement, appoint the Company as his attorney by executing a Power of Attorney in the form set out in Schedule 1.

12.9

The exercise by the Company of its right of termination under clause 12.5 shall be without prejudice to any other rights or remedies which the Company or any Group Company may have or be entitled to exercise against the Executive.

12.10

If the employment of the Executive under this Agreement shall be terminated for the purpose of reconstruction or amalgamation only whether by reason of the liquidation of the Company or otherwise and he shall be offered employment with any concern or undertaking resulting from this reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of his employment hereunder.

12.11	The Executive shall not after the Termination Date represent himself as being employed by or connected with the Company or any Group Company.

12.12

All property of the Company and any Group Company including all credit, charge and expense cards, books, notes, memoranda, correspondence, tapes, codes, keys, security passes, papers, drawings, designs, documents, records, computer disks, computer hardware, computer software and mobile telephones in the possession or control of the Executive are and remain the property of the Company or such Group Company and the Executive shall deliver all such items in his possession, custody or control immediately to the Company on the Termination Date, or earlier if requested by the Company.

13.	CONFIDENTIALITY

13.1

The Executive acknowledges that during the Term he shall in the performance of his duties become aware of trade secrets and other confidential information relating to the Company, the Group Companies, its or their businesses and its or their past, current or prospective clients or customers and their businesses which shall include (without limitation) information expressly designated by the Company or any Group Company as being confidential and any other confidential information concerning its or their:

13.1.1

finances, business transactions, research activities, dealings and affairs and prospective business transactions, research activities, dealings and affairs (including, without limitation, the decisions of Board meetings);

13.1.2	customers, including, without limitation, customer lists, customer identity and customer requirements;

13.1.3	existing and planned product lines, price lists and pricing structures (including, without limitation, discounts, special prices or special contract terms offered to or agreed with customers);

13.1.4	technology underlying its or their concepts, products or services;

13.1.5	business plans and sales and marketing information, plans and strategies;

13.1.6	computer systems, source codes and software;

13.1.7	directors and employees; and

13.1.8

suppliers, licensors, licensees, agents, distributors or contractors (both current and those who were suppliers, licensors, licensees, agents, distributors or contractors during the previous two years).

13.2

Without prejudice to his general duties at common law in relation to such trade secrets and other confidential information, the Executive shall not (save as required by law) during the Term or at any time after the Termination Date disclose or communicate to any person or persons or make use of or copy (other than in the proper performance of his duties under this Agreement) and shall use his best endeavours to prevent any disclosure, communication or use by any other person of any such trade secrets or confidential information and all books, notes, memoranda, correspondence, papers, drawings, designs, documents, records, computer discs, computer hardware or computer software containing such trade secrets or confidential information, and shall not use to the detriment of the Company or any Group Company any information relating to the Company or any Group Company.

13.3	The provisions of clause 13.2 shall cease to apply to information or knowledge which comes into the public domain otherwise than by reason of the default of the Executive.

14.	INTELLECTUAL PROPERTY RIGHTS

In this clause the following definition applies:

Intellectual Property Rights patents and other rights in inventions, copyright and related rights, trade marks, trade and business names, domain names, design rights and registered designs, rights in get-up and goodwill, rights in know-how and confidential information, rights in computer software, topography rights and database rights in each case whether registered or unregistered and any other intellectual property rights or similar proprietary rights which may from time to time subsist in any part of the world and all applications for the grant of the foregoing for the full term of protection of such rights (including any renewals and extensions).

14.1

The Executive acknowledges that, to the fullest extent permitted by law, all Intellectual Property Rights originated or developed by the Executive (whether or not during working hours or using Company premises, equipment or other resources) at any time during the term of the Executive’s employment by the Company and which may be of use to the

Company in the field of business in which the Company or any other Group Company operates at that time shall belong to the Company absolutely. To the extent that any Intellectual Property Rights to which the Company is entitled under this clause 14 do not automatically vest in the Company, the Executive shall hold them on trust for the Company.

14.2

The Executive shall, at the request and expense of the Company, forthwith execute such documents and do such things as may be considered necessary to enable the Company to register or otherwise obtain for its own benefit and in its own name any Intellectual Property Rights to which the Company may be entitled under this clause 14 or otherwise at law, together with any rights in internet domain names and to maintain, defend and enforce the Company’s interest in any such Intellectual Property Rights and internet domain names.

14.3

To the fullest extent permitted by law, the Executive hereby irrevocably waives any and all moral rights which he has or may become entitled to under the Copyright Designs and Patents Act 1988 (or any equivalent laws anywhere in the world) in relation to any existing or future works, the Intellectual Property Rights in which are vested in the Company pursuant to this clause 14 or otherwise at law.

15.	DISCIPLINARY AND GRIEVANCE PROCEDURE

15.1

Any disciplinary or dismissal matters affecting the Executive will be dealt with by the Chief Executive of the Company or his nominee. There are no specific disciplinary or dismissal rules affecting the Executive. Should the Executive wish to appeal against any disciplinary or dismissal decision he should submit his appeal in writing to the Board whose decision on such appeal shall be final.

15.2

If the Executive wishes to seek redress for any grievance relating to his employment he should first discuss the matter with the Chief Executive of the Company. If the matter is not then settled he should submit his grievance to the Board in writing whose decision on such grievance shall be final.

16.	DATA PROTECTION

The Executive acknowledges that the Company and any Group Company will process his personal data (which may include sensitive personal data) in accordance with its data protection policies and data protection legislation. The Executive agrees to comply with data protection laws, and any rules, policies and procedures of the Company and any Group Companies relating to data protection, in force from time to time.

17.	NOTICES

Any notice to be given under this Agreement shall be in writing. Notices may be served by either party by personal service or by recorded delivery or by first-class post addressed to the other party or by leaving such notice at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known home address and any notice given shall be deemed to have been served at the time at which the notice was personally served or if sent by recorded delivery at the time of delivery as recorded or if sent by first-class post on the second working day after posting or in the case of being left as appropriate at the registered office or last known home address, the date on which it was so left.

18.	DEDUCTIONS

18.1

The Executive shall pay to the Company any sums owing by him to the Company upon demand by the Company at any time (whether during the Executive’s employment by the Company or after the Termination Date).

18.2

The Executive shall indemnify the Company for itself and on behalf of any Group Company in relation to any income tax and employee national insurance contributions not already deducted from the Executive’s remuneration (or any taxes replacing the same) for which the Company or any Group Company has an obligation at any time to account (whether during the Executive’s employment by the Company or after the Termination Date) in relation to the Executive.

18.3

For the purposes of the Act and otherwise, the Executive consents to the deduction from his wages or from any other sums owed to the Executive by the Company of any sums owing by him to the Company or any Group Company at any time, which shall for the purposes of this clause include any sums equal to any loss which has been or which the Company genuinely estimates will be incurred by the Company or any Group Company arising from a breach by the Executive of any of the terms of this Agreement.

18.4	This clause is without prejudice to the rights of the Company to recover any sums or balance of sums owing by the Executive to the Company by legal proceedings.

19.	DISCLOSURES IN THE PUBLIC INTEREST

Nothing in this Agreement shall preclude the Executive from making a protected disclosure under the Act.

20.	COLLECTIVE AGREEMENTS

There are no collective agreements which directly affect the terms and conditions of the Executive’s employment.

21.	NOTIFICATION OF CERTAIN MATTERS

The Executive must notify the Company in writing of any change in his name, address, marital status or next of kin within one month of such change, and of any actual or pending change in his immigration status, any arrests, prosecution or conviction for a criminal offence, any disciplinary action taken against him by a professional or regulatory body or if he becomes bankrupt, applies for or has made against him a receiving order, makes any composition with his creditors or commits any act of bankruptcy.

22.	GENERAL

22.1	The information in this Agreement constitutes a written statement of the terms of employment of the Executive in accordance with the provisions of the Act.

22.2

This Agreement (including the Schedules to it), together with any documents required to be entered into pursuant to this Agreement, constitutes the entire and only legally binding agreement and understanding between the parties relating to the employment of the Executive by the Company or any Group Company and supersedes any previous agreements or arrangements or understandings (both oral and written) relating to the subject matter of this Agreement and any such document and all such agreements, arrangements or understandings shall be deemed to have been terminated with mutual consent with effect from the date hereof.

22.3

The Executive has not been induced to enter into this Agreement in reliance on, nor has he been given, any warranty, representation, statement, agreement or undertaking of any nature whatsoever other than as are expressly set out in this Agreement, provided that nothing in this clause shall limit or exclude the liability of the Company for fraud.

22.4	No variation to this Agreement shall be effective unless made by the parties and evidenced in writing and signed by or on behalf of the parties and expressed to be such a variation.

22.5

Where, in connection with this Agreement, the Executive undertakes any obligation in respect of any Group Company, the Executive unconditionally and irrevocably acknowledges and agrees that the Company is entering into this Agreement and accepting the benefit of such obligations not only for itself but also as agent and trustee for such other Group Company.

22.6

No term in this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

22.7

No waiver by the Board and/or the Company (as appropriate) of any of the requirements of this Agreement or of any of its rights under this Agreement shall have effect unless given in writing and signed by the Board. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of that breach.

22.8

Clauses 13, 14 and 18.2 and Schedule 2 and any other provisions of this Agreement which are expressed to apply or are capable of applying following termination of this Agreement shall survive the termination of this Agreement howsoever caused (including, for the avoidance of doubt, where termination takes effect during a period of leave pursuant to a statutory entitlement).

22.9

If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall affect neither the validity of that provision within any other jurisdiction nor any of the remaining provisions of this Agreement.

22.10	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of England.

22.11

In the event of any claim, dispute or difference arising out of or in connection with this Agreement the parties hereto irrevocably agree and submit to the non-exclusive jurisdiction of the Courts of England.

AS WITNESS the hands of the parties hereto or their duly authorised representatives.

SIGNED by Geoff Drabble Director for and on behalf	)
of ASHTEAD GROUP PUBLIC LIMITED COMPANY	)

Geoff Drabble Director

SIGNED by MICHAEL RICHARD PRATT	)

Michael Richard Pratt

SCHEDULE 1

POWER OF ATTORNEY

BY THIS POWER OF ATTORNEY made on       2018, I, MICHAEL RICHARD PRATT of           in accordance with the terms of the service agreement (the “Service Agreement”) of even date between myself and ASHTEAD GROUP PUBLIC LIMITED COMPANY (the “Company”) APPOINT the Company to act as my attorney with my authority and on my behalf (so that words and expressions defined in the Service Agreement shall have the same meanings herein):

(a)

on or after the Termination Date to do all such things and sign any documents as may be required under the constitution of the Company and each Group Company to make my resignation as a director of those companies effective; and

(b)

to sign or execute any and all agreements, instruments, deeds or other papers and to do all such things in my name as may be necessary or desirable to implement my obligations in connection with clause 14 of the Service Agreement;

(c)

after the expiry of two days from the Company having requested my resignation pursuant to clause 12.6.1 of the Service Agreement to do all such things and sign any documents as may be required under the constitution of the Company and each Group Company to make my resignation as a director of those companies effective; and

(d)

to sign or execute any and all instruments, deeds or other papers and to do all such things in connection with my resignation as a director as may be necessary or desirable to transfer all the shares including qualifying shares in the Company or any Group Company which may be vested in me as a nominee of the Company or any Group Company; and

(e)	to appoint any substitute attorney and to delegate to that substitute all or any powers conferred by this Power of Attorney.

I declare that this Power of Attorney, having been given by me to secure my obligations in connection with clauses 12.6 and 14 of the Service Agreement, shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

IN WITNESS whereof this Power of Attorney has been duly executed.

EXECUTED as a DEED and DELIVERED by	)
MICHAEL RICHARD PRATT	)

Michael Richard Pratt
in the presence of:

Witness signature:

Name:

Address:

Occupation:

SCHEDULE 2

PROTECTION OF BUSINESS INTERESTS

1.	In this Schedule the following words and expressions shall have the following meanings:

Business the business or businesses of the Company or any Group Company in or with which the Executive has been involved or concerned in the course of his employment other than in a minimal way at any time during the Relevant Period.

directly or indirectly the Executive acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, agent, partner, manager, employee, shareholder, contractor, director, consultant, investor or otherwise and whether for the Executive’s own benefit or that of others including, without limitation, in relation to paragraphs 2 and 3 of this Schedule, through the use of any social media.

Key Personnel any person who is at the Termination Date or was at any time during the Relevant Period employed in an executive or senior managerial capacity or engaged as a consultant in the Business and in each case with whom the Executive or any person reporting to him has had dealings in the course of his employment other than in a minimal way at any time during the Relevant Period.

Prospective Customer any person, firm or company who has been engaged in negotiations with the Company or any Group Company with a view to entering into a contract for purchasing, supplying, selling or leasing of goods and/or services from the Company or any Group Company at any time during the Relevant Period in which negotiations the Executive has been personally concerned other than in a minimal way in the course of his employment.

Relevant Area England, Wales, Scotland, Northern Ireland, the United States, Canada and such other areas in which the Company or any Group Company carries on business at the Termination Date and in or in respect of which the Executive shall have carried out duties or been engaged or concerned at any time during the Relevant Period.

Relevant Customer any person, firm or company who at any time during the Relevant Period was a customer of the Company or any Group Company, with whom or which the Executive or any person reporting to him directly dealt other than in a minimal way or for whom or which the Executive or any person reporting to him was responsible or in respect of whom the Executive was in possession of confidential information in the course of his employment at any time during the Relevant Period whether or not goods and/or services were provided during that period.

Relevant Goods and Services any goods and/or services which are (i) the same as or (ii) similar to those supplied by the Company or any Group Company at any time during the Relevant Period, or those planned to be supplied by the Company or any Group Company at any time during the Restricted Period, and in the supply or planned supply of which the Executive was directly concerned other than in a minimal way in the course of his employment at any time during the Relevant Period.

Relevant Period the period of 12 months immediately prior to the Termination Date or, where the Executive has not been provided with work pursuant to clause 3.5 of this Agreement after either party has served notice of termination, the period of 12 months immediately prior to the start of any period during which the Executive has not been provided with work pursuant to clause 3.5 of this Agreement.

Relevant Supplier any person, firm or company who at any time during the Relevant Period was a supplier to the Company or any Group Company of any goods or services and with whom or which the Executive or any person reporting to him had direct dealings in the course of his employment other than in a minimal way at any time during the Relevant Period.

Restricted Period the period of 12 months starting with the Termination Date less any period during which the Executive has not been provided with work pursuant to clause 3.5 of this Agreement.

2.	The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Restricted Period:

2.1	solicit away from the Company or any Group Company; or

2.2	endeavour to solicit away from the Company or any Group Company; or

2.3	employ or engage; or

2.4	endeavour to employ or engage,

any Key Personnel.

3.	The Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Restricted Period:

3.1	solicit the custom of; or

3.2	endeavour to solicit the custom of; or

3.3	deal with,

any Relevant Customer or Prospective Customer in respect of any Relevant Goods and Services; or

3.4	interfere; or

3.5	endeavour to interfere,

with either the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any Relevant Supplier or the relations between the Company and/or any Group Company and any Relevant Customer or any Prospective Customer.

4.

The Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Restricted Period engage or be concerned or interested in any business which within the Relevant Area at any time during the Restricted Period (i) competes or (ii) will compete or (iii) is likely to compete with the Business Provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust or shares in an open ended investment company and up to one per cent. of the issued shares, debentures or securities of any class of any company whose shares are listed on a recognised investment exchange, a recognised overseas investment exchange, or a designated investment exchange as recorded on the Financial Services Register by the Financial Conduct Authority from time to time.

5.

5.1	The Executive acknowledges that the provisions of this Schedule are fair, reasonable and necessary to protect the goodwill and interests of the Company and the Group Companies.

5.2

The Executive acknowledges that the provisions of this Schedule shall constitute severable undertakings given for the benefit of the Company and each Group Company and may be enforced by the Company on behalf of any of them.

5.3

If any of the restrictions or obligations contained in this Schedule is held to be invalid or unenforceable but would be valid or enforceable if part of the provision were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make them enforceable. In the event of any clause contained in this Agreement or any part thereof being declared invalid or unenforceable by any court of competent jurisdiction, all other clauses and parts thereof shall remain in full force and effect and shall not be affected thereby.

5.4

The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Schedule to the attention of any third party who may at any time before or after the termination of the Executive’s employment hereunder offer to employ or engage the Executive and for whom or with whom the Executive intends to work at any time during the Restricted Period.

POWER OF ATTORNEY

BY THIS POWER OF ATTORNEY made on        2018, I, MICHAEL RICHARD PRATT of                in accordance with the terms of the service agreement (the “Service Agreement”) of even date between myself and ASHTEAD GROUP PUBLIC LIMITED COMPANY (the “Company”) APPOINT the Company to act as my attorney with my authority and on my behalf (so that words and expressions defined in the Service Agreement shall have the same meanings herein):

(f)

on or after the Termination Date to do all such things and sign any documents as may be required under the constitution of the Company and each Group Company to make my resignation as a director of those companies effective; and

(g)

to sign or execute any and all agreements, instruments, deeds or other papers and to do all such things in my name as may be necessary or desirable to implement my obligations in connection with clause 14 of the Service Agreement;

(h)

after the expiry of two days from the Company having requested my resignation pursuant to clause 12.6.1 of the Service Agreement to do all such things and sign any documents as may be required under the constitution of the Company and each Group Company to make my resignation as a director of those companies effective; and

(i)

to sign or execute any and all instruments, deeds or other papers and to do all such things in connection with my resignation as a director as may be necessary or desirable to transfer all the shares including qualifying shares in the Company or any Group Company which may be vested in me as a nominee of the Company or any Group Company; and

(j)	to appoint any substitute attorney and to delegate to that substitute all or any powers conferred by this Power of Attorney.

I declare that this Power of Attorney, having been given by me to secure my obligations in connection with clauses 12.6 and 14 of the Service Agreement, shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

IN WITNESS whereof this Power of Attorney has been duly executed.

EXECUTED as a DEED and DELIVERED by	)
MICHAEL RICHARD PRATT	)

Michael Richard Pratt
in the presence of:

Witness signature:

Name:	CLAIRE PHILLIPS

Address:

Occupation:	PA